                             EARLYBIRDCAPITAL, INC.
                                600 Third Avenue
                                   33rd Floor
                            New York, New York 10016

                                                               December 17, 2004

VIA EDGAR AND TELECOPY
----------------------
Mr. John D. Reynolds
United States Securities and
  Exchange Commission
Mail Stop 05-11, 450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:  MILLSTREAM II ACQUISITION CORPORATION (THE "COMPANY")
          REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED OCTOBER  25, 2004
          (FILE NO. 333-119937) ( THE "REGISTRATION STATEMENT")
          -----------------------------------------------------

Ladies and Gentlemen:

     In accordance with the provisions of Rule 460 under the Securities Act of
1933, the undersigned, as representative of the underwriters of the proposed offering of securities of Millstream II Acquisition Corporation, hereby advises that copies of the Preliminary Prospectus, dated November 12, 2004, were distributed on or about November 12, 2004, as follows:

     119 to individual investors;

     4,378 to NASD members (which included 24 prospective underwriters and selected dealers); and

     366 to institutions.

     The undersigned has been informed by the participating dealers that, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, copies of the Preliminary Prospectus, dated November 12, 2004, have been distributed to all persons to whom it is expected that confirmations of sale will be sent; and
we have likewise so distributed copies to all customers of ours. We have adequate equity to underwrite a "firm commitment" offering.

                                                   Very truly yours,

                                                   EARLYBIRDCAPITAL, INC.

                                                   By: /s/ Steven Levine
                                                       -----------------
                                                       Steven Levine
                                                       Managing Director

                             EARLYBIRDCAPITAL, INC.
                                600 THIRD AVENUE
                                   33RD FLOOR
                            NEW YORK, NEW YORK 10016

                                                               December 17, 2004

VIA EDGAR AND TELECOPY - 202-942-9516
-------------------------------------
Mr. John Reynolds
Unites States Securities and
  Exchange Commission
Mail Stop 05-11, 450 Fifth Street, N.W.
Washington, D.C. 20549-0405

     RE:  MILLSTREAM II ACQUISITION CORPORATION (THE "COMPANY")
          REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED OCTOBER 25, 2004
          (FILE NO. 333-119937) ( THE "REGISTRATION STATEMENT")
          -----------------------------------------------------

Dear Mr. Reynolds:

     In connection with the Registration Statement on Form S-1 of Millstream II
Acquisition Corporation, the undersigned, which is acting as the representative of the underwriters of the offering, hereby requests acceleration of the effective date and time of the Registration Statement to 1:00 P.M., Friday,
December 17, 2004 or as soon thereafter as practicable, pursuant to Rule 461 of the Securities Act of 1933.

                                                   Very truly yours,

                                                   EARLYBIRDCAPITAL, INC.

                                                   By: /s/ Steven Levine
                                                       -----------------
                                                       Steven Levine
                                                       Managing Director

                      MILLSTREAM II ACQUISITION CORPORATION
                              435 DEVON PARK DRIVE
                                  BUILDING 400
                            WAYNE, PENNSYLVANIA 19087

                                December 17, 2004

VIA EDGAR AND TELECOPY (202) 942-9516
-------------------------------------
Mr. John D. Reynolds
United States Securities and
  Exchange Commission
Mail Stop 05-11, 450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  MILLSTREAM II ACQUISITION CORPORATION (THE "COMPANY")
     REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED OCTOBER 25, 2004
     (FILE NO. 333-119937) ( THE "REGISTRATION STATEMENT")
     -----------------------------------------------------

Dear Mr. Reynolds:

     The Company hereby requests, pursuant to Rule 461 promulgated under the
Securities Act of 1933, as amended, acceleration of effectiveness of the
Registration Statement so that such Registration Statement will become effective as of 1:00 P.M., Friday, December 17, 2004, or as soon thereafter as practicable.

                                                   Very truly yours,

                                                   MILLSTREAM II ACQUISITION
                                                   CORPORATION

                                                   By: /s/ Arthur Spector
                                                       ------------------
                                                       Arthur Spector
                                                       Chairman